Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS FOURTH-QUARTER 2008 RESULTS
WINSTON-SALEM, N.C. (Jan. 28, 2009) — Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported results for the 2008 fourth quarter.
Total net sales in the fourth quarter declined by $124 million to $1.04 billion, and net sales for the full fiscal year declined by 5 percent to $4.25 billion. GAAP earnings per diluted share in the quarter were $0.19, and for the full year were $1.34, up slightly from a year ago.
Excluding actions, non-GAAP earnings per diluted share in the fourth quarter increased by 32 percent to $0.50, and for the full year non-GAAP EPS increased by 27 percent to $2.09.
Hanesbrands prepaid $139 million of long-term debt in the fourth quarter, compared with its goal of $75 million to $125 million. The company ended the year with inventory of $1.3 billion, approximately $50 million better than its goal. And the company ended the year with a similar level of cushion in its bank covenant debt-to-EBITDA ratio as it had at the end of the third quarter.
“We are pleased with our accomplishments in a year in which we faced rising commodity costs and an unprecedented collapse in the consumer retail sales environment,” Hanesbrands Chairman and Chief Executive Officer Richard A. Noll. “We successfully controlled year-end inventories, paid down debt, reduced costs, executed our supply chain strategy ahead of schedule, announced a price increase, and we delivered EPS growth of more than 25 percent for the year despite sales declines.
“We are now sharply focused on execution, conservative inventory and cost management and using available cash to pay down debt over the next 12 months. Our goal is to come out of this economic environment with momentum and as an even stronger company.”

Hanesbrands Inc. Reports Fourth-Quarter 2008 Results — Page 2
Noteworthy Financial Highlights
The fourth quarter and full fiscal year, which ended Jan. 3, 2009, contained one additional week than the previous quarter and fiscal year ended Dec. 29, 2007. Selected highlights include:
•	Total net sales in the quarter declined by 11 percent to $1.04 billion, compared with $1.16 billion a year ago. Sales declined in each business segment. For the full year, total net sales were down by 5 percent to $4.25 billion, compared with $4.47 billion a year ago.

By the end of the fourth quarter, sales weakness was broad-based, although a few of the bright spots for the year were men’s underwear, Champion brand sales, Playtex brand intimate apparel sales, and the International segment.

For the rolling 12-month period through November 2008, consumer panel data showed that Hanesbrands increased its market share for total innerwear by 1 share point, including a men’s underwear market share increase of 3 share points, women’s intimate apparel increase of 1 share point, and a socks increase of one-half of a share point.

•	GAAP earnings per diluted share in the quarter decreased by $0.33 to $0.19, which included a $0.31 reduction per diluted share for restructuring and related charges. For the year, GAAP diluted EPS was $1.34 versus $1.30 a year ago.

Excluding actions, non-GAAP diluted EPS for the full year increased by 27 percent to $2.09, which exceeded the company’s growth goal for the year despite severe economic conditions, particularly the consumer market collapse in the fourth quarter. The earnings growth was driven by strategic execution that reduced costs, lowered base interest rates, lowered income tax expense, and reduced long-term debt. For the quarter, which also benefited from favorable selling, general and administrative expense timing and one-time retroactive duty refunds, non-GAAP diluted EPS increased by 32 percent to $0.50, up from $0.38 a year ago.

•	GAAP operating profit was $58.4 million in the quarter, down $67.5 million, and was $317.5 million for the year, down $71.1 million. Both comparisons include a one-time $32.1 million gain in last year’s periods.

Excluding actions, Hanesbrands was able to protect its margins through cost-reduction efforts despite sales declines. For the full year, the operating profit margin was the same as last year at 9.7 percent of sales.

•	By prepaying $139 million in long-term debt in the quarter, the company ended the year with long-term debt of $2.18 billion. Since its spinoff in September 2006, Hanesbrands has reduced long-term debt by $423 million.

Hanesbrands Inc. Reports Fourth-Quarter 2008 Results — Page 3
(Diluted EPS excluding actions, operating profit excluding actions, and operating profit margin excluding actions are non-GAAP measures used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. The unusual actions in the current or year-ago periods were restructuring and related charges, gain on curtailment of postretirement benefits, amortization of gain on postretirement benefits, separation of pension plan assets and liabilities, nonrecurring spinoff and related charges, other income and expense, and the tax effect on these items. See Table 4 for details and reconciliation with reported operating results consistent with generally accepted accounting principles.)
Other Comments
Hanesbrands made significant progress in its sell more, spend less and generate cash strategic initiatives in 2008.
Brand Strength. The company invested in its brands, announced an average domestic gross price increase of 4 percent, drove market share growth in a down economy, and achieved superior consumer preference for its brands.
In 2008, Hanes was No. 1 for the fifth consecutive year on the Women’s Wear Daily “Top 100 Brands Survey” for apparel and accessory brands that women know best and was No. 1 for the fifth consecutive year as the most preferred men’s, women’s and children’s apparel brand of consumers in Retailing Today magazine’s “Top Brands Study.” Additionally, the company had five of the top 10 intimate apparel brands preferred by consumers in the Retailing Today study — Hanes, Playtex, Bali, Just My Size and L’eggs.
Significant Supply Chain Progress. In executing its global supply chain strategy of operating fewer, larger facilities in lower-cost countries, Hanesbrands reduced the number of company-owned and -operated manufacturing and distribution facilities in 2008 from 102 to 88. The company expanded its operations in Asia, adding three sewing plants in Thailand and Vietnam and increasing employment in Asia from approximately 2,000 to 5,500.
In the fourth quarter, the company also acquired an embroidery and screen-print facility in Honduras and began production at its new sock knitting and finishing plant in El Salvador. Earlier this month, the company announced that it will close its Barnwell, S.C., sock knitting plant by the end of April, moving production to the new sock facility in El Salvador. Approximately 310 jobs will be eliminated.
Additionally, the company improved its product quality by 27 percent and reduced complexity by eliminating 12 percent of its product SKUs.
Cost Reduction Progress. Hanesbrands made significant progress in its multiyear goal of generating gross savings that could approach or exceed $200 million. The company recognized approximately $76 million of the incremental gross savings in 2008.

Hanesbrands Inc. Reports Fourth-Quarter 2008 Results — Page 4
The company is close to completing its cumulative $250 million of restructuring expected in the three years ending in 2009. With the Barnwell plant closure plan, the company has announced 89 percent of its expected restructuring charges, or $222 million.
Strategic Debt Structure. Hanesbrands strategically improved its debt structure by increasing the percentage of its debt that is capped or at fixed-rates to 82 percent for 2009. The company ended the year with a bank covenant defined debt-to-EBITDA ratio of 3.3 times, affording the company similar cushion of meeting this covenant measure as it had at the end of the third quarter. Hanesbrands has been exploring and will continue to explore the multiple options available, including amendments to its credit facility, to ensure that it remains in compliance with its bank covenants in this uncertain economic environment.
2009 Environment
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company does have a practice of providing an understanding of long-term goals, trends associated with its business, current financial performance, and information required to model the long-term potential of the business.
The company expects the soft retail consumer environment to continue and does not expect macroeconomic conditions to be conducive to growth in 2009. However, factors that will mitigate the impact of sales volume challenges and expected pension cost increases include a domestic gross price increase being taken in the first quarter, lower commodity costs in the second half of the year, the ability to execute previously discussed discretionary spending cuts, and additional cost benefits from previous restructuring and related actions.
The company will discuss the 2009 environment and its business potential in more detail for modeling purposes at its annual investor day at 8:30 a.m., Feb. 24, 2009, at the Jumeirah Essex House in New York City.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 4:30 p.m. EST today. The live Internet broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 5:30 p.m. EST.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands corporate Web site. A telephone playback will be available from approximately 7 p.m. EST today until midnight EST on Feb. 4, 2009. The replay will be available by calling toll-free (800) 642-1687, or via toll-call at (706) 645-9291. The replay pass code is 81416355.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E

Hanesbrands Inc. Reports Fourth-Quarter 2008 Results — Page 5
of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to execute our consolidation and globalization strategy, including migrating our production and manufacturing operations to lower-cost locations around the world; our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply chain sources; current economic conditions; consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; our debt and debt service requirements that restrict our operating and financial flexibility, and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; failure to protect against dramatic changes in the volatile market price of cotton; the impact of increases in prices of other materials used in our products and increases in other costs; our ability to effectively manage our inventory and reduce inventory reserves; retailer consolidation and other changes in the apparel essentials industry; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2007 Annual Report on Form 10-K, 2008 quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 45,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Year Ended
	January 3,	December 29,		January 3,	December 29,
	2009	2007	% Change	2009	2007	% Change
Net sales:
Innerwear	$572,394	$639,788		$2,402,831	$2,556,906
Outerwear	299,938	325,262		1,180,747	1,221,845
International	107,965	118,779		460,085	421,898
Hosiery	61,252	76,983		227,924	266,198
Other	1,660	10,291		21,724	56,920

Total segment net sales	1,043,209	1,171,103		4,293,311	4,523,767
Less: Intersegment	8,092	11,973		44,541	49,230

Total net sales	1,035,117	1,159,130	-10.7%	4,248,770	4,474,537	-5.0%

Cost of sales	725,471	799,275		2,871,420	3,033,627

Gross profit	309,646	359,855	-14.0%	1,377,350	1,440,910	-4.4%
As a % of net sales	29.9%	31.0%		32.4%	32.2%

Selling, general and administrative expenses	233,340	266,937		1,009,607	1,040,754
As a % of net sales	22.5%	23.0%		23.8%	23.3%

Gain on curtailment of postretirement benefits	—	(32,144)		—	(32,144)

Restructuring	17,908	(802)		50,263	43,731

Operating profit	58,398	125,864	-53.6%	317,480	388,569	-18.3%
As a % of net sales	5.6%	10.9%		7.5%	8.7%

Other (income) expense	(634)	3,795		(634)	5,235
Interest expense, net	39,795	46,991		155,077	199,208

Income before income tax expense	19,237	75,078		163,037	184,126
Income tax expense	1,356	25,285		35,868	57,999

Net income	$17,881	$49,793	-64.1%	$127,169	$126,127	0.8%

Earnings per share:
Basic	$0.19	$0.52		$1.35	$1.31
Diluted	$0.19	$0.52	-63.5%	$1.34	$1.30	3.1%

Weighted average shares outstanding:
Basic	93,872	95,381		94,171	95,936
Diluted	94,752	96,650		95,164	96,741

TABLE 2
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 3,	December 29,
	2009	2007
Assets
Cash and cash equivalents	$67,342	$174,236
Trade accounts receivable, net	404,930	575,069
Inventories	1,290,530	1,117,052
Other current assets	347,523	227,977

Total current assets	2,110,325	2,094,334

Property, net	588,189	534,286
Intangible assets and goodwill	469,445	461,691
Other noncurrent assets	366,090	349,172

Total assets	$3,534,049	$3,439,483

Liabilities
Accounts payable and accrued liabilities	$640,910	$669,405
Other current liabilities	107,374	19,577

Total current liabilities	748,284	688,982

Long-term debt	2,130,907	2,315,250
Other noncurrent liabilities	469,703	146,347

Total liabilities	3,348,894	3,150,579

Equity	185,155	288,904

Total liabilities and equity	$3,534,049	$3,439,483

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year Ended
	January 3,	December 29,
	2009	2007

Operating Activities:
Net income	$127,169	$126,127
Depreciation and amortization	115,145	131,676
Other noncash items	38,919	37,739
Changes in assets and liabilities, net	(103,836)	63,498

Net cash provided by operating activities	177,397	359,040

Investing Activities:
Purchases of property and equipment, net and other	(177,248)	(101,085)

Financing Activities:
Net borrowings on notes payable, debt, stock repurchases and other	(104,738)	(243,379)

Effect of changes in foreign currency exchange rates on cash	(2,305)	3,687

(Decrease) increase in cash and cash equivalents	(106,894)	18,263

Cash and cash equivalents at beginning of year	174,236	155,973

Cash and cash equivalents at end of year	$67,342	$174,236

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands, except per-share amounts)
(Unaudited)
Reconciliation of Reported Operating Results with
Certain Information Excluding Actions

	Quarter Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
A. Excluding actions data	2009	2007	2009	2007

Gross profit	$326,975	$367,471	$1,419,908	$1,477,822
SG&A	232,088	265,717	1,009,621	1,045,790
Operating profit	94,887	101,754	410,287	432,032
Net operating profit after taxes (NOPAT)	80,905	67,485	320,024	295,944
Net income	46,974	36,320	199,064	159,485
Earnings per diluted share	0.50	0.38	2.09	1.65

As a % of net sales
Gross profit	31.6%	31.7%	33.4%	33.0%
SG&A	22.4%	22.9%	23.8%	23.4%
Operating profit	9.2%	8.8%	9.7%	9.7%
Net income	4.5%	3.1%	4.7%	3.6%

B. Operating results excluding actions

Gross profit as reported	$309,646	$359,855	$1,377,350	$1,440,910
Accelerated depreciation included in Cost of sales	12,660	7,616	23,862	36,912
Inventory write-off included in Cost of sales	4,669	—	18,696	—

Gross profit excluding actions	$326,975	$367,471	$1,419,908	$1,477,822

SG&A as reported	$233,340	$266,937	$1,009,607	$1,040,754
Amortization of gain on postretirement benefits included in SG&A	—	1,341	—	7,377
Separation of pension plan assets and liabilities included in SG&A	—	(1,409)	—	3,408
Spinoff and related charges included in SG&A	—	(509)	—	(3,209)
Accelerated depreciation included in SG&A	(1,252)	(643)	14	(2,540)

SG&A excluding actions	$232,088	$265,717	$1,009,621	$1,045,790

Operating profit as reported	$58,398	$125,864	$317,480	$388,569
Gross profit actions	17,329	7,616	42,558	36,912
SG&A actions	1,252	1,220	(14)	(5,036)
Restructuring	17,908	(802)	50,263	43,731
Gain on curtailment of postretirement benefits	—	(32,144)	—	(32,144)

Operating profit excluding actions	94,887	101,754	410,287	432,032
Income tax expense at effective rate	(13,982)	(34,269)	(90,263)	(136,088)

NOPAT	$80,905	$67,485	$320,024	$295,944

C. Net income excluding actions

Net income as reported	$17,881	$49,793	$127,169	$126,127
Gross profit actions	17,329	7,616	42,558	36,912
SG&A actions	1,252	1,220	(14)	(5,036)
Restructuring	17,908	(802)	50,263	43,731
Gain on curtailment of postretirement benefits	—	(32,144)	—	(32,144)
Other (income) expense	(634)	3,795	(634)	5,235
Tax effect on actions	(6,762)	6,842	(20,278)	(15,340)

Net income excluding actions	$46,974	$36,320	$199,064	$159,485

D. EBITDA

Net income	$17,881	$49,793	$127,169	$126,127
Interest expense, net	39,795	46,991	155,077	199,208
Income tax expense	1,356	25,285	35,868	57,999
Depreciation and amortization	37,532	31,755	115,145	131,676

Total EBITDA	$96,564	$153,824	$433,259	$515,010